Exhibit 10.34

Participation Agreement

This Participation Agreement, dated as of December 19, 2007 (the “Agreement”), is by and among the employee whose name appears on the signature page hereof (the “Employee”), ServiceMaster Global Holdings, Inc., a Delaware corporation (the “Company”), and The ServiceMaster Company, a Delaware corporation (“ServiceMaster”).

W I T N E S S E T H :

WHEREAS, on July 24, 2007 the Company acquired ServiceMaster; and

WHEREAS, the Company desires to offer the Employee the opportunity, subject to certain conditions, to purchase shares of its common stock and to award to the Employee options to purchase common stock pursuant to a new long-term incentive plan, the ServiceMaster Global Holdings Stock Incentive Plan (the “New Equity Incentive Plan”); and

WHEREAS, the Employee is party to a Change in Control Severance Agreement, dated as of [                  ], by and between the Employee and ServiceMaster (as amended, the “CIC Agreement”); and

WHEREAS, the Company has determined it is appropriate to revise its subsidiaries’ annual incentive programs (as so revised, the “New Bonus Program”); and

WHEREAS, the Company has determined that is appropriate to require, as a condition to the Employee’s purchase of shares of common stock and award of options to purchase common stock, that the Employee consent to amend certain provisions of the CIC Agreement relating to “Good Reason” as defined in the CIC Agreement; and

WHEREAS, the Company has determined that is appropriate to require, as a further condition to participation in the New Equity Incentive Plan, that the Employee acknowledge that the Employee’s participation in the New Bonus Program and the New Equity Incentive Plan will be deemed to satisfy certain obligations of the Company and ServiceMaster under the CIC Agreement; and

WHEREAS, the Employee wishes to participate in the New Bonus Program and the New Equity Incentive Plan and to purchase shares of the Company’s common stock (either directly or indirectly in the form of deferred share units), and to make such acknowledgments and amendments.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, the parties hereto hereby agree as follows:

Section 1.              Acknowledgments under CIC Agreement.

(a)                                Closing of the Transactions.  Neither the entering nor consummation (such consummation, the “Closing”) of the transactions contemplated by the Agreement and Plan of Merger, dated March 18, 2007, among the Company (then known as CDRSVM Topco, Inc.), CDRSVM Acquisition Co., Inc. and ServiceMaster, nor any change between the Employee’s position or terms of employment as in effect before the Closing compared with immediately after the Closing, shall give rise to the Employee’s right to terminate his or her employment for “Good Reason” (as defined in the CIC Agreement). The Employee, the Company and ServiceMaster acknowledge that a “Change in Control” (as defined in the CIC Agreement) occurred upon the Closing.

(b)                Events Subsequent to the Closing.  No change to the Employee’s position or terms of employment that occurred on or after the date of the Closing up to the date hereof, nor any planned change to such position or such terms that has been communicated to the Employee as of the date hereof but not yet implemented, shall give rise to the Employee’s right to terminate his or her employment for “Good Reason.”

(c)                 Long-Term Incentives.  The Employee’s participation in the New Equity Incentive Plan shall be deemed to satisfy all obligations with respect to providing comparable or replacement long-term incentive and/or equity benefits as contemplated by section 1(g)(4)(i) of the CIC Agreement.

(d)                Annual Incentive.  The New Bonus Program shall be deemed to satisfy all obligations with respect to providing comparable or replacement annual incentive opportunities as contemplated by section 1(g)(4)(i) of the CIC Agreement; provided, however, that the Employee’s 2009 bonus opportunity under the New Bonus Program shall not be less than the Employee’s 2008 bonus opportunity under the New Bonus Program, and the performance objectives for such 2009 bonus opportunity shall be determined by the Company’s board of directors in consultation with the Company’s chief executive officer.

Section 2.              Amendment of CIC Agreement.  Section 1(g) of the CIC Agreement shall be amended to read in its entirety as follows:

“Good Reason” means, without the Employee’s express written consent, the occurrence of any of the following events after a Change in Control:

(1)      any of (i) the reduction in any material respect in the Employee’s position(s), duties or responsibilities with ServiceMaster or the Employee’s Business Segment, as applicable, immediately prior to such Change in Control, (ii) an adverse change in the Employee’s reporting responsibilities or titles with ServiceMaster or the Employee’s Business Segment, as applicable, as in effect immediately prior to such Change in Control  or (iii) any removal or involuntary termination of the Employee from ServiceMaster or the Employee’s Business Segment, as applicable, otherwise than as expressly permitted by this Agreement;

(2)      a reduction in the Employee’s rate of annual base salary as in effect immediately prior to such Change in Control or as the same may be increased from time to time thereafter;

(3)      any requirement of ServiceMaster or the Employee’s Business Segment, as applicable, that the Employee be based more than 40 miles from the facility where the Employee is located at the time of the Change of Control;

(4)      the failure of ServiceMaster or the Employee’s Business Segment, as applicable, to (i) provide employee benefits and compensation plans that are substantially comparable in the aggregate to those in which the Employee is participating immediately prior to such Change in Control, (ii) provide the Employee and the Employee’s dependents welfare benefits (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) substantially comparable to the plans, practices, programs and policies of ServiceMaster and its affiliated companies in effect for the Employee immediately prior to such Change in Control, (iii) provide fringe benefits substantially comparable to the plans, practices, programs and policies of ServiceMaster and its affiliated companies in effect for the Employee immediately prior to such Change in Control, (iv) provide an office, together with personal secretarial and other assistance, substantially comparable to the that provided to the Employee by ServiceMaster and its affiliated companies immediately prior to such Change in Control, (v) provide the Employee with paid vacation as in effect for the Employee immediately prior to such Change in Control, or (vi) reimburse the Employee promptly for all reasonable employment expenses incurred by the Employee in accordance with the most favorable policies, practices and procedures of ServiceMaster and its affiliated companies in effect for the Employee immediately prior to such Change in Control; or

(5)      the failure of ServiceMaster to obtain the assumption agreement from any successor as contemplated in Section 10(b).

For purposes of this Agreement, an isolated, insubstantial and inadvertent action taken in good faith which is remedied by ServiceMaster or any of its affiliated companies promptly after receipt of notice thereof given by the Employee shall not constitute Good Reason.

Section 3.              Miscellaneous.

(a)               Effectiveness of Agreement.   This Agreement shall be effective as of, and subject to, the closing of the first sale by the Company and purchase by the Employee of shares of the Company’s common stock under the New Equity Incentive Plan (whether directly or indirectly in the form of deferred share units) following the date hereof.

(b)               Entire Agreement.  This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof.  All prior correspondence and proposals (including but not limited to summaries of proposed terms) and all prior promises, representations, understandings, arrangements and agreements relating to such subject matter (including but not limited to those made to or with the Employee by any other person) are merged herein and superseded hereby.

(c)               No Right to Continued Employment. Nothing in this Agreement shall be deemed to confer on the Employee any right to continue in the employ of the Company or any of its subsidiaries, or to interfere with or limit in any way the right of the Company or any of its subsidiaries to terminate such employment at any time.

(d)               Binding Effect; Assignment.  This Agreement shall be binding on and inure to the benefit of the Company and ServiceMaster, and their respective successors and permitted assigns.  This Agreement shall also be binding on and inure to the benefit of the Employee and his or her heirs, executors, administrators and legal representatives.  This Agreement shall not be assignable by any party hereto without the prior written consent of the other parties hereto, except as provided pursuant to this Section 3(d).  The Company and ServiceMaster may effect such an assignment without prior written approval of the Employee (i) to each other or to any subsidiary of the either of them or (ii) upon the transfer of all or substantially all of their respective businesses and/or assets (by whatever means), provided that, in the case of (ii), the successor to shall expressly assume and agree to perform this Agreement.

(e)               Amendment.  This Agreement may be amended, modified or supplemented only by a written instrument executed by the Employee, ServiceMaster and the Company.

(f)                Applicable Law.  This Agreement shall be governed by and construed in accordance with the law of the State of Delaware regardless of the application of rules of conflict of law that would apply the laws of any other jurisdiction.

(g)               Waiver of Jury Trial.  Each party hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding arising out of this Agreement or any transaction contemplated hereby.  Each party (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties have been induced to enter into the Agreement by, among other things, the mutual waivers and certifications in this Section 3(g).

(h)               Section and Other Headings, etc.  The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(i)                Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company, ServiceMaster and the Employee have executed this Agreement as of the date first above written.

THE SERVICEMASTER COMPANY

By:
Name:
Title:

SERVICEMASTER GLOBAL HOLDINGS, INC.

By:
Name:
Title:

THE EMPLOYEE:

By:
[Employee]